PRESS RELEASE



For Immediate Release:  December 24, 1998

Contact: John K. Keach, Jr.
              President/CEO
              (812) 373-7816




                HOME FEDERAL ANNOUNCES $180,000 EARNINGS CHARGE
                        RESULTING FROM CHECK FRAUD

         Seymour, Indiana -- December 24, 1998. Home Federal Bancorp (NASDAQ NMS Symbol "HOMF") announced today that it will record an after-tax earnings charge of approximately $180,000, or $.033 dilutive earnings per common share, in the month of December as a result of bad checks aggregating $298,300 which were deposited by a customer of Home Federal Savings Bank (the "Bank") into a checking account at the Bank. The Bank is aggressively pursuing steps to recover the funds from the customer and the individual and corporation who wrote the bad checks to the Bank's customer. Law enforcement officials are also investigating the matter for possible criminal penalties. However, as a result of the bad checks, the Bank has determined to take a charge against earnings during the month of December for the entire $298,300 aggregate balance of the bad checks. This will result in an after-tax charge to earnings of approximately $180,000, or $.033 dilutive earnings per common share. If the Bank is successful in recovering all or part of the funds, any such recovery will be restored to income in the month of receipt. However, there can be no assurance at this time that the Bank will be successful in its recovery efforts.
         Home Federal Bancorp (NASDAQ NMS Symbol "HOMF"), an Indiana corporation, is the holding company for Home Federal Savings Bank, a federal savings bank headquartered in Seymour, Indiana.